Exhibit 10.1
Execution Version
SECURITIES PURCHASE AGREEMENT
AMONG
IRVINE SENSORS CORPORATION

COSTA BRAVA PARTNERSHIP III L.P.
AND
THE GRIFFIN FUND LP
DATED AS OF DECEMBER 23, 2010

TABLE OF CONTENTS

1. Authorization of Securities	2
2. Sale and Purchase of the Securities	2
3. Closing; Payment of Purchase Price; Use of Proceeds	2
3.1. Closings	2
3.2. Milestone Closing	3
3.3. Use of Proceeds	3
3.4. Bridge Note Conversion	4
4. Representations and Warranties of the Purchasers; Register of Securities; Restrictions on Transfer	4
4.1. Organization	4
4.2. Validity	4
4.3. Brokers	4
4.4. Investment Representations and Warranties	5
4.5. Acquisition for Own Account	5
4.6. Ability to Protect Its Own Interests and Bear Economic Risks	5
4.7. Accredited Investor	5
4.8. Access to Information	5
4.9. Restricted Securities	5
4.10. No Public Market	6
4.11. Residence	6
4.12. Holdings	6
4.13. Tax Advisors	6
4.14. Communication of Offer	6
5. Representations and Warranties by the Company	6
5.1. Capitalization	7
5.2. Due Issuance and Authorization of Capital Stock	9
5.3. Organization	9
5.4. Subsidiaries	9
5.5. Consents	10
5.6. Authorization; Enforcement	10
5.7. Valid Issuance of Securities	10
5.8. No Conflicts	11
5.9. Material Contracts	11
5.10. Right of First Refusal; Stockholders Agreement; Voting and Registration Rights	12
5.11. Previous Issuances	12
5.12. No Integrated Offering	12
5.13. SEC Reports; Financial Statements	12
5.14. No Undisclosed Material Liabilities	13
5.15. Litigation	13
5.16. Taxes	13
5.17. Employee Matters	14
5.18. Compliance with Laws	15
5.19. Brokers	15
5.20. Environmental Matters	15
5.21. Intellectual Property Matters	16

5.22. Related-Party Transactions	19
5.23. Title to Property and Assets	19
5.24. Disclosure	20
5.25. Absence of Changes	20
5.26. Illegal Payments	21
5.27. Suppliers and Customers	21
5.28. Regulatory Permits	22
5.29. Insurance	22
5.30. Investment Company	22
5.31. Securities and Exchange Act Requirements	22
5.32. Accountants	22
5.33. Application of Takeover Protections	22
5.34. Stock Options	22
5.35. 2010 Nonqualified Stock Option Plan	23
6. Conditions of Parties’ Obligations	23
6.1. Conditions of the Purchasers’ Obligations	23
6.2. Additional Conditions of the Purchasers’ Obligations at the Milestone Closing	26
6.3. Conditions of the Company’s Obligations	27
6.4. Conditions of Each Party’s Obligations	27
7. Transfer Restrictions; Restrictive Legend	27
7.1. Transfer Restrictions	27
7.2. Unlegended Certificates	28
8. Registration, Transfer and Substitution of Certificates for Shares	28
8.1. Stock Register; Ownership of Securities	28
8.2. Replacement of Certificates	28
9. Definitions	28
10. Enforcement	33
10.1. Cumulative Remedies	33
10.2. No Implied Waiver	33
11. Confidentiality	33
12. Miscellaneous	34
12.1. Waivers and Amendments	34
12.2. Notices	34
12.3. Indemnification	35
12.4. No Waivers	35
12.5. Successors and Assigns	35
12.6. Headings	35
12.7. Governing Law	35
12.8. Expenses	36
12.9. Jurisdiction	36
12.10. Waiver of Jury Trial	37
12.11. Counterparts; Effectiveness	37
12.12. Entire Agreement	37
12.13. Severability	37
12.14. Exculpation Among Purchasers; Attorney	37

LIST OF EXHIBITS

EXHIBIT A	Form of 12% Convertible Subordinated Secured Note
EXHIBIT B	Form of Security Agreement
EXHIBIT C	Form of Joinder Agreement
EXHIBIT D	2010 Nonqualified Stock Option Plan
EXHIBIT E	Form of Stockholders Agreement
EXHIBIT F	Form of Voting Agreement
EXHIBIT G	Form of Employment Agreement for John Carson
EXHIBIT H	Form of Employment Agreement for Bill Joll
EXHIBIT I	Form of Employment Agreement for John Stuart
EXHIBIT J	Form of Indemnification Agreement for Costa Brava Directors and Griffin Directors

SECURITIES PURCHASE AGREEMENT
This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 23, 2010 by and among Irvine Sensors Corporation, a Delaware corporation (the “Company”), Costa Brava Partnership III L.P., a Delaware limited partnership (“Costa Brava”) and the Griffin Fund LP, a Delaware limited partnership (“Griffin”) (each of Costa Brava and Griffin is referred to herein as a “Purchaser,” and such purchasers together with any Bridge Note Holders (as defined below) who execute a joinder agreement and participate in the Bridge Note Conversion (as defined below) are collectively referred to herein as the “Purchasers”). Certain terms used and not otherwise defined in the text of this Agreement are defined in Section 9 hereof.
W I T N E S S E T H
WHEREAS, the Company desires to issue and to sell to the Purchasers, and the Purchasers desire to purchase from the Company, Notes and Milestone Notes of the Company (as hereinafter defined) and shares of Common Stock of the Company, all in accordance with the terms and provisions of this Agreement;
WHEREAS, Costa Brava and Griffin have committed to investing a minimum of $11,400,000 (the “Commitment Amount”) regarding the transactions as described herein;
WHEREAS, the Company previously sold 10% Unsecured Convertible Promissory Notes due May 31, 2011 (the “Bridge Notes”) to investors in an aggregate amount of $3,000,000 (the “Total Bridge Note Amount”) as a “bridge” to the current transactions contemplated by this Agreement, and, as additional consideration for the Bridge Notes, the Company has agreed to issue shares of its Common Stock to each investor with a value equal to 25% of the principal amount of the Bridge Notes purchased, based on a valuation per share of the greater of (i) the fair market value of the Common Stock as determined by the last closing sales price of the Company’s Common Stock prior to the date of issuance of the Bridge Notes, and (ii) $0.13 per share, but not greater than $0.14 per share (the “Bridge Financing”);
WHEREAS, subject to certain requirements, at the discretion of an investor holding a Bridge Note (the “Bridge Note Holder”), the principal value of the Bridge Note and any accrued interest thereon may be converted after the Initial Closing (as defined below) into the securities issued at the Initial Closing on the same terms and conditions as Costa Brava and Griffin (the “Bridge Note Conversion”);
WHEREAS, as soon as practicable after the Initial Closing, the Company shall hold two or more subsequent closings (the “Bridge Closings”) to effect the closing of the Bridge Note Conversion for those Bridge Note Holders who elect to participate in the Bridge Note Conversion;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:
1. Authorization of Securities. The Company has authorized the issuance and sale of: (i) 66,100,000 shares of its Common Stock, par value $0.01 per share (the “Common Stock”); (ii) 12% Convertible Subordinated Secured Notes due December 23, 2015, in an aggregate principal amount of up to $9,820,800 (the “Notes”); and (iii) Milestone Notes (as defined below) in an aggregate principal amount of $1,200,000. Each Note and Milestone Note shall be substantially in the form of Exhibit A attached hereto, shall be duly executed by the Company and shall be dated as of the date of the applicable Closing (as defined in Section 3.1). The Notes and the Milestone Notes will be subordinated in right of payment to the $2,500,000 Secured Promissory Note, dated as of April 14, 2010, issued by the Company to Timothy Looney, and secured by substantially all of the assets of the Company pursuant to the Security Agreement, substantially in the form of Exhibit B hereto, which shall be duly executed by the Company and the Holder Representative (as defined in the Notes). The shares of Common Stock into which the Notes and the Milestone Notes are convertible are sometimes referred to herein as the “Conversion Shares” and the Common Stock, Notes, Milestone Notes and Conversion Shares are sometimes referred to herein collectively as the “Securities”.
2. Sale and Purchase of the Securities. Upon the terms and subject to the conditions herein contained, the Company agrees to sell to each Purchaser, and each Purchaser agrees, severally and not jointly, to purchase from the Company, at each Closing (as defined in Section 3.1): (i) the number of shares of Common Stock set forth opposite such Purchaser’s name on Schedule I, attached hereto, for an aggregate purchase price (the “Common Stock Purchase Price”) set forth opposite such Purchaser’s name on Schedule I (which shall be equal to $0.07 per share); (ii) the principal amount of the Note set forth opposite such Purchaser’s name on Schedule I at a price equal to 100% of the principal amount of the Note (the “Note Purchase Price”) set forth opposite such Purchaser’s name on Schedule I; and, as applicable, (iii) the principal amount of the Milestone Note set forth opposite such Purchaser’s name on Schedule I at a price equal to 100% of the principal amount of the Milestone Note (the “Milestone Note Purchase Price”) set forth opposite such Purchaser’s name on Schedule I.
3. Closing; Payment of Purchase Price; Use of Proceeds; Bridge Note Conversion.
3.1. Closings.
(a) The initial closing (the “Initial Closing”) with respect to the transaction contemplated in Section 2 hereof shall take place at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston St., Boston, Massachusetts on December 23, 2010, or at such other time and place as the Company and Purchasers may agree, including remotely via the exchange of documents and signatures (the “Initial Closing Date”). The term “Closing” shall refer to the Initial Closing, the Bridge Closings and the Milestone Closing (as defined below), to the extent there is a Milestone Closing. At each Closing, as applicable, the Company shall issue to each Purchaser: (i) shares of Common Stock which such Purchaser is purchasing at such Closing as set forth on Schedule I, attached hereto, against delivery to the Company by such Purchaser of a wire transfer in the amount of the Common Stock Purchase Price therefor as set forth on Schedule I, such shares to be evidenced by certificates, registered in the name of such Purchaser, to be delivered by the transfer agent within five business days after the Closing; (ii) a Note representing the principal amount which such Purchaser is purchasing at such Closing as set forth on Schedule I, in the name of such Purchaser, against delivery to the Company by such Purchaser of a wire transfer in the amount of the Note Purchase Price therefor as set forth on Schedule I or conversion of the Bridge Notes in the case of the Bridge Closings; (iii) a Milestone Note representing the principal amount which such Purchaser is purchasing at such Closing as set forth on Schedule I, in the name of such Purchaser, against delivery to the Company by such Purchaser of a wire transfer in the amount of the Milestone Note Purchase Price therefor as set forth on Schedule I. Schedule I shall be updated to reflect the Bridge Note Conversion; and (iv) a Note representing the principal amount issued to such Purchaser as a result of the Bridge Note Conversion as set forth on Schedule I, in the name of such Purchaser, against delivery to the Company by such Purchaser of the Bridge Conversion Documents (as defined below).
(b) On the date of the Initial Closing but immediately following the Initial Closing, each of Costa Brava and Griffin agrees to elect the Bridge Note Conversion and convert all of the principal and accrued interest on its respective Bridge Notes and purchase additional Notes and shares of Common Stock in the amounts set forth on Schedule I in consideration for the cancellation of such Bridge Notes. The Notes so purchased shall have the same terms as set forth in the form of Note attached as Exhibit A hereto. Each of Costa Brava and Griffin shall return their respective original Bridge Notes to the Company and each agrees that upon receipt of the Notes and the shares of Common Stock so purchased, its respective Bridge Notes shall be cancelled, and the Company shall have no further obligations thereunder.
(c) As soon as practicable following the Initial Closing, but not later than 120 days following the Initial Closing (or such later date as may be approved by the Board of Directors of the Company (the “Board of Directors”)), the Company shall hold one or more subsequent Bridge Closings to effect the Bridge Note Conversion for all of the other Bridge Note Holders who elect the Bridge Note Conversion. The Company shall, from time to time, update Schedule I to reflect the Bridge Note Conversion at the subsequent Bridge Closings.
3.2. Milestone Closing. As soon as reasonably practicable upon completion of the Amendment to the Certificate of Incorporation set forth in Section 6.2(a) but not later than April 30, 2010, and subject to the fulfillment of the other closing conditions set forth in Section 6.2 (the “Milestone Conditions”), Costa Brava and Griffin shall purchase, and the Company shall sell, on the terms and conditions contained in this Agreement, Milestone Notes, which shall have the same terms as set forth in the form of Note attached as Exhibit A hereto (the “Milestone Notes”). If the Milestone Conditions are not satisfied or capable of being satisfied by April 30, 2010, then Costa Brava and Griffin are released from their obligations under this Section 3.2. The purchase and sale of the Milestone Notes are referred to in this Agreement as the “Milestone Closing” and the date of the Milestone Closing is referred to as the “Milestone Closing Date.”
3.3. Use of Proceeds. The Company agrees to use the proceeds from the Initial Closing as follows: $3,000,000 to pay the Company’s accounts payable as set forth on Schedule II. The remainder of the proceeds from the Initial Closing and the proceeds from the Milestone Closing shall be used for working capital and general corporate purposes.

3.4. Bridge Note Conversion. Immediately prior to the Initial Closing, the Company shall send a notice (the “Bridge Notice”) to each of the Bridge Note Holders, notifying them of their right to elect to participate in the Bridge Note Conversion. The Bridge Note Holders who elect the Bridge Note Conversion will be required to execute and deliver to the Company the following within the time period specified in the Bridge Notice: (i) an indication of interest form; (ii) a joinder to this Agreement, in substantially the form attached as Exhibit C; and (iii) the original Bridge Note (collectively, the “Bridge Conversion Documents”). Any Bridge Note Holder participating in the Bridge Note Conversion shall be deemed a “Purchaser” hereunder, and shall make all the representations and warranties of a Purchaser set forth in Section 4 below as of the date of such Purchaser’s Bridge Closing, and shall have all of the rights and obligations hereunder as a Purchaser and under the Transaction Documents, but only if the Company has received all of the executed Bridge Conversion Documents within the time period specified in the Bridge Notice.
4. Representations and Warranties of the Purchasers; Register of Securities; Restrictions on Transfer. Each Purchaser, severally as to itself and not jointly, represents and warrants to the Company that the statements contained in this Section 4 are true and complete as of the date of this Agreement and will be true and complete as of the date of each Closing:
4.1. Organization. Any Purchaser which is a corporation, limited liability company, partnership or trust represents that such Purchaser is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation, has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Company and has all corporate, limited liability company, partnership or trust power (as the case may be) and authority to enter into this Agreement and the other Transaction Documents and instruments referred to herein to which it is a party and to consummate the transactions contemplated hereby and thereby.
4.2. Validity. The execution, delivery and performance of this Agreement, and the other Transaction Documents and instruments referred to herein, in each case to which such Purchaser is a party, and the consummation by such Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of such Purchaser. This Agreement has been duly executed and delivered by such Purchaser, and the other Transaction Documents and instruments referred to herein to which it is a party will be duly executed and delivered by such Purchaser, and each such agreement and instrument constitutes or will constitute a valid and binding obligation of such Purchaser enforceable against it in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
4.3. Brokers. There is no broker, investment banker, financial advisor, finder or other Person which has been retained by or is authorized to act on behalf of such Purchaser who might be entitled to any fee or commission for which the Company will be liable in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.

4.4. Investment Representations and Warranties. Such Purchaser understands and agrees that the offering and sale of the Securities have not been registered under the Securities Act or any applicable state securities laws and are being made in reliance upon federal and state exemptions for transactions not involving a public offering which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser acknowledges that the Company has no obligation to register or qualify the Securities for resale.
4.5. Acquisition for Own Account. Such Purchaser is acquiring the Securities for its own account for investment and not with a view toward distribution in a manner which would violate the Securities Act or any applicable state securities laws.
4.6. Ability to Protect Its Own Interests and Bear Economic Risks. Such Purchaser, by reason of the business and financial experience of its management, has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement and the other Transaction Documents and is capable of evaluating the merits and risks of the investment in the Securities. Such Purchaser is able to bear the economic risk of an investment in the Securities and is able to sustain a loss of all of its investment in the Securities without economic hardship if such a loss should occur.
4.7. Accredited Investor. Such Purchaser is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act.
4.8. Access to Information. Such Purchaser has been given access to all Company documents, records, and other information, and has had adequate opportunity to ask questions of, and receive answers from, the Company’s officers, employees, agents, accountants, and representatives concerning the Company’s business, operations, financial condition, assets, liabilities, and all other matters relevant to its investment in the Securities. The foregoing, however, does not limit or modify the representations and warranties made by the Company pursuant to Section 5 of this Agreement or the right of the Purchasers to rely thereon.
4.9. Restricted Securities.
(a) Such Purchaser understands that the Securities will be characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Securities may be resold without registration under the Securities Act only in certain limited circumstances.
(b) Such Purchaser acknowledges that the Securities must be held indefinitely unless subsequently registered under the Securities Act and under applicable state securities laws or an exemption from such registration is available. Such Purchaser understands that the Company is under no obligation to register the Securities, except as provided in the Transaction Documents.
(c) Such Purchaser is aware of the provisions of Rule 144 under the Securities Act which permit limited resale of securities purchased in a private placement.

4.10. No Public Market. Such Purchaser understands that no public market now exists for any of the Securities issued by the Company, and that the Company has made no assurances that a public market will ever exist for the Securities.
4.11. Residence. The office or offices of such Purchaser in which its investment decision was made is located at the address or addresses of such Purchaser set forth on Schedule I hereto.
4.12. Holdings. As of immediately prior to the Initial Closing, such Purchaser is not an “interested stockholder” as that term is defined in Section 203 of the Delaware General Corporation Law.
4.13. Tax Advisors. Such Purchaser has had the opportunity to review with such Purchaser’s own tax advisors the federal, state and local tax consequences of this investment, where applicable, and the transactions contemplated by this Agreement. Such Purchaser is relying solely on the Purchaser’s own determination as to tax consequences or the advice of such tax advisors and not on any statements or representations of the Company or any of its agents and understands that such Purchaser (and not the Company) shall be responsible for such Purchaser’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.
4.14. Communication of Offer. The offer to sell the Securities was directly communicated to such Purchaser by the Company. At no time was such Purchaser presented with or solicited by any leaflet, advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any other form of general advertising, or solicited or invited to attend a promotional meeting or any seminar or meeting by any general solicitation or general advertising.
5. Representations and Warranties by the Company. Except as disclosed by the Company in a written Disclosure Schedule provided by the Company to the Purchasers dated the date hereof (the “Disclosure Schedule”), the Company represents and warrants to each Purchaser that the statements contained in this Section 5 are true and complete as of the date of this Agreement and will be true and complete as of the date of the Initial Closing and the Milestone Closing, as the case may be. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 5, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 5 only to the extent it is clear from a reasonable reading of the disclosure that such disclosure is applicable to such other sections and subsections.

5.1. Capitalization.
(a) As of the date hereof, without giving effect to any of the Closings, the authorized capital stock of the Company consists of 150,000,000 shares of Common Stock, par value $0.01 per share, 1,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), of which 175,000 shares are designated Series A-1 10% Cumulative Convertible Preferred Stock (“Series A-1 Preferred Stock”), 40,000 shares are designated Series A-2 10% Cumulative Convertible Preferred Stock (“Series A-2 Preferred Stock”), 10,000 shares are designated Series B Convertible Preferred Stock (“Series B Preferred Stock”) and 37,500 shares are designated Series C Convertible Preferred Stock (“Series C Preferred Stock”). As of the date hereof, there are 35,457,791 shares of Common Stock issued and outstanding, no shares of Series A-1 Preferred Stock issued and outstanding, 3,682.25 shares of Series A-2 Preferred Stock issued and outstanding, 1,821.2838 shares of Series B Preferred Stock issued and outstanding and 37,500 shares of Series C Preferred Stock issued and outstanding. The Company has reserved 1,148,460 shares of Common Stock for issuance upon the conversion of the outstanding Series A-2 Preferred Stock, 3,643,568 shares of Common Stock for the conversion of the outstanding Series B Preferred Stock, and 3,750,000 shares of Common Stock for the conversion of the outstanding Series C Preferred Stock, as well as additional shares as may be necessary to give effect to certain anti-dilution provisions applicable to any of such securities. The Company has reserved 2,369,951 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2006 Omnibus Incentive Plan, as amended and in effect, duly adopted by the Board of Directors and approved by the Company stockholders (the “2006 Incentive Plan”). Of such reserved shares of Common Stock for the 2006 Incentive Plan, options to purchase 1,034,600 shares of Common Stock have been granted under the 2006 Incentive Plan and are currently outstanding, and 1,335,351 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the 2006 Incentive Plan upon qualification of the 2006 Incentive Plan by the California Department of Corporations. The Company has reserved 18,500,000 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2010 Nonqualified Stock Option Plan, a copy of which is attached as Exhibit D (the “2010 Plan”), and which has been duly adopted by the Board of Directors, but has not been approved by the Company stockholders. Of such reserved shares of Common Stock available for issuance under the 2010 Plan, no options to purchase shares of Common Stock have been granted and are currently outstanding; however, the Compensation Committee of the Board of Directors has approved the grant of options to purchase the options set forth on Schedule 5.1(a) immediately following the issuance of the Common Stock to the Purchasers in the Initial Closing. The Company plans to reserve an additional 46,500,000 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to a new equity incentive plan, the 2010 Omnibus Incentive Plan, to be adopted by the Board of Directors and the stockholders (the “2010 Omnibus Plan”). Of such shares, no options have been granted under the 2010 Omnibus Plan as of the Initial Closing. The Company has no other shares of capital stock authorized, issued or outstanding. A capitalization table presenting the capitalization of the Company as of the date hereof, without giving effect to any of the Closings, is set forth on Schedule 5.1(a) hereto. At the Milestone Closing, the Company shall provide an updated capitalization table representing the capitalization of the Company on such date thereof.

(b) As of the date hereof, after giving effect to the Initial Closing and the Bridge Closings, and assuming all of the Bridge Note Holders elect the Bridge Note Conversion, exclusive of the effect of conversion of accrued interest on the Bridge Notes, there are 100,874,933 shares of Common Stock issued and outstanding, no shares of Series A-1 Preferred Stock issued and outstanding, 3,682.25 shares of Series A-2 Preferred Stock issued and outstanding, 1,821.2838 shares of Series B Preferred Stock issued and outstanding and 3,682.25 shares of Series C Preferred Stock issued and outstanding. The Company has reserved 2,104,143 shares of Common Stock for the conversion of the outstanding Series A-2 Preferred Stock, 3,642,568 shares of Common Stock for the conversion of the outstanding Series B Preferred Stock, and 3,750,000 shares of Common Stock for the conversion of the outstanding Series C Preferred Stock. The Company has reserved 2,369,951 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2006 Incentive Plan. Of such reserved shares of Common Stock for the 2006 Incentive Plan, options to purchase 1,034,600 shares of Common Stock have been granted under the 2006 Incentive Plan and are currently outstanding, and 1,335,351 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the 2006 Incentive Plan upon qualification of the 2006 Incentive Plan by the California Department of Corporations. The Company has reserved 18,500,000 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2010 Plan, and which has been duly adopted by the Board of Directors, but has not been approved by the Company stockholders. Of such reserved shares of Common Stock available for issuance under the 2010 Plan, no options to purchase shares of Common Stock have been granted and are currently outstanding and 18,500,000 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the 2010 Plan. The Company has no other shares of capital stock authorized, issued or outstanding. A capitalization table presenting the capitalization of the Company, after giving effect to the Initial Closing and Bridge Closings, is set forth on Schedule 5.1(b) hereto.
(c) As of the date hereof, without giving effect to any of the Closings, except as may be granted by this Agreement, the other Transaction Documents or the Employment Agreements, (i) other than as set forth in Schedule 5.1(c), there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of capital stock of the Company, or arrangements by which the Company is or may become bound to issue additional shares of capital stock, nor are any such issuances or arrangements contemplated other than pursuant to the 2006 Incentive Plan and 2010 Plan; (ii) other than as set forth in Schedule 5.1(c), there are no agreements or arrangements under which the Company is or may become obligated to register the sale of any of its securities under the Securities Act; (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof, except as required by the Charter Documents; and (iv) except for 2,369,951 shares of Common Stock reserved for issuance under the 2006 Incentive Plan and 18,500,000 shares of Common Stock reserved for issuance under the 2010 Plan, as set forth in Schedule 5.1(c) hereto, the Company has not reserved any shares of capital stock for issuance pursuant to any stock option plan or similar arrangement.

(d) As of the date hereof, after giving effect to the Initial Closing and the Bridge Closings, and assuming all of the Bridge Note Holders elect the Bridge Note Conversion, except as may be granted by this Agreement, the other Transaction Documents and the Employment Agreements, (i) other than as set forth in Schedule 5.1(d), there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of capital stock of the Company, or arrangements by which the Company is or may become bound to issue additional shares of capital stock, nor are any such issuances or arrangements contemplated other than pursuant to the 2006 Incentive Plan, 2010 Plan or the 2010 Omnibus Plan; (ii) other than as set forth in Schedule 5.1(d), there are no agreements or arrangements under which the Company is or may become obligated to register the sale of any of its securities under the Securities Act; (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof, except as required by the Charter Documents; and (iv) except for 2,369,951 shares of Common Stock reserved for issuance under the 2006 Incentive Plan and 18,500,000 shares of Common Stock reserved for issuance under the 2010 Plan as set forth in Schedule 5.1(d) hereto, the Company has not reserved any shares of capital stock for issuance pursuant to any stock option plan or similar arrangement.
5.2. Due Issuance and Authorization of Capital Stock. All of the outstanding shares of capital stock of the Company have been validly issued and are fully paid and non-assessable. The sale and delivery of the shares of Common Stock to the Purchasers pursuant to the terms hereof will vest in the holders thereof legal and valid title to such Common Stock, free and clear of any lien, claim, judgment, charge, mortgage, security interest, pledge, escrow, equity or other encumbrance other than restrictions pursuant to any applicable state or federal securities laws (collectively, “Encumbrances”). The issuance of the Conversion Shares to the Purchasers pursuant to the terms hereof upon conversion of the Notes or the Milestone Notes will vest in the holders thereof legal and valid title to such Conversion Shares, free and clear of any Encumbrances.
5.3. Organization. The Company and each of its Subsidiaries (a) is duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its formation, except, in the case of its Subsidiaries, where the failure to be so incorporated, organized, existing or in good standing would not have a Material Adverse Effect, (b) is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect, (c) has its principal place of business and chief executive office at 3001 Red Hill Avenue, Building 4, Suite 108, Costa Mesa, CA 92626 and (d) has all requisite corporate power and authority to own or lease and operate its assets and carry on its business as presently being conducted.
5.4. Subsidiaries. All of the direct and indirect Subsidiaries of the Company are set forth on Schedule 5.4. Except as set forth in Schedule 5.4, the Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Encumbrances, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities. None of the Subsidiaries has material assets, liabilities or operations, and, in the aggregate, the Subsidiaries do not represent more than 1% of the consolidated assets of the Company.

5.5. Consents. Except as set forth on Schedule 5.5, neither the execution, delivery or performance of this Agreement or the other Transaction Documents by the Company, nor the consummation by it of the obligations and transactions contemplated hereby or thereby (including, without limitation, the issuance, the reservation for issuance and the delivery of the Securities) requires any consent of, authorization by, exemption from, filing with or notice to any Governmental Entity or any other Person, other than filings required under applicable U.S. federal and state securities laws or filings with applicable Governmental Entities to perfect the security interests created by the Security Agreement.
5.6. Authorization; Enforcement. The Company has all requisite corporate power and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Securities and the provision to the Purchasers of the rights contemplated by the Transaction Documents) and no action on the part of the stockholders of the Company is required, except for the requirement to obtain stockholder approval for the Amendment to the Certificate of Incorporation contemplated by Section 6.2(a) and to approve the 2010 Omnibus Plan. The execution, delivery and performance by the Company of each of the Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company, except for the requirement to obtain stockholder approval for the Amendment to the Certificate of Incorporation contemplated by Section 6.2(a) and the 2010 Omnibus Plan. This Agreement has been duly executed and delivered by the Company, and the other Transaction Documents and instruments referred to herein to which it is a party will be duly executed and delivered by the Company, and each such agreement constitutes or will constitute a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
5.7. Valid Issuance of Securities. The Securities, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, at each Closing, will be duly authorized and a sufficient number of authorized but unissued shares of Common Stock (which may be unissued or issued but held by the Company as treasury shares) will have been, upon obtaining stockholder approval for the Amendment to the Certificate of Incorporation contemplated by Section 6.2(a), reserved for issuance or conversion of the Notes and Milestone Notes, and upon such issuance or conversion in accordance with the terms of this Agreement, all such Securities will be duly authorized, validly issued, fully paid and non-assessable, and free from all taxes and Encumbrances, and will not be subject to preemptive rights or other similar rights of stockholders of the Company.

5.8. No Conflicts. Except as set forth on Schedule 5.8, the execution, delivery and performance of each of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the issuance and reservation for issuance, as applicable, of the Securities) will not (a) result in a violation of the certificate of incorporation, as amended, and the by-laws of the Company (the “Charter Documents”) or the certificates of formation, operating agreements, certificates of incorporation or by-laws of its Subsidiaries, (b) conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any material agreement, lease, mortgage, license, indenture, instrument or other contract to which the Company or any Subsidiary is a party, (c) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, U.S. federal and state securities laws and regulations) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (d) result in a material violation of any rule or regulation of FINRA or its Trading Markets, or (e) result in the creation of any Encumbrance upon any of the Company’s or any Subsidiary’s assets. Except as set forth on Schedule 5.8, neither the Company nor any Subsidiary is in violation of its Charter Documents, and the Company and each Subsidiary is not in default (and no event has occurred which, with notice or lapse of time or both, would cause the Company or any Subsidiary to be in default) under, nor has there occurred any event giving others (with notice or lapse of time or both) any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company is a party. Neither the business of the Company nor any Subsidiary is being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except where the violation would not result in a Material Adverse Effect.
5.9. Material Contracts. Each Material Contract is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The Company is in compliance with all material terms of the Material Contracts, and there has not occurred any breach, violation or default or any event that, with the lapse of time, the giving of notice or the election of any Person, or any combination thereof, would constitute a breach, violation or default by the Company under any such Material Contract or, to the knowledge of the Company, by any other Person to any such contract except where such breach, violation or default would not have a Material Adverse Effect. To the knowledge of the Company, it has not been notified that any party to any Material Contract intends to cancel, terminate, not renew or exercise an option under any Material Contract, whether in connection with the transactions contemplated hereby or otherwise.

5.10. Right of First Refusal; Stockholders Agreement; Voting and Registration Rights. Except as provided in this Agreement or the other Transaction Documents, or as otherwise set forth in Schedule 5.10, no party has any right of first refusal, right of first offer, right of co-sale, preemptive right or other similar right or any registration right regarding the securities of the Company. Except pursuant to any agreement listed on Schedule 5.10, there are no provisions of the Charter Documents, and no Material Contracts, other than this Agreement or the other Transaction Documents, which (a) may affect or restrict the voting rights of each Purchaser with respect to the Securities in its capacity as a stockholder of the Company, (b) restrict the ability of each Purchaser, or any successor thereto or assignee or transferee thereof, to transfer the Securities, (c) would adversely affect the Company’s or each Purchaser’s right or ability to consummate the transactions contemplated by this Agreement or comply with the terms of the other Transaction Documents and the transactions contemplated hereby or thereby, (d) require the vote of more than a majority of the Company’s issued and outstanding Common Stock, voting together as a single class, to take or prevent any corporate action, other than those matters requiring a different vote under Delaware law, or (e) entitle any party to nominate or elect any director of the Company or require any of the Company’s stockholders to vote for any such nominee or other person as a director of the Company in each case.
5.11. Previous Issuances. All shares of capital stock and other securities previously issued by the Company have been issued in transactions registered under or exempt from the registration requirements under the Securities Act and all applicable state securities or “blue sky” laws, and in compliance with all applicable corporate laws. The Company has not violated the Securities Act or any applicable state securities or “blue sky” laws in connection with the previous issuance of any shares of capital stock or other securities.
5.12. No Integrated Offering. Neither the Company, nor any of its Affiliates or any other Person acting on the Company’s behalf, has directly or indirectly engaged in any form of general solicitation or general advertising with respect to the Securities or the Bridge Financing nor have any of such Persons made any offers or sales of any security of the Company or its Affiliates or solicited any offers to buy any security of the Company or its Affiliates other than the Bridge Financing under circumstances that would require registration of the Securities under the Securities Act or any other securities laws or cause this offering of Securities to be integrated with any prior offering of securities of the Company for purposes of the Securities Act or any applicable stockholder approval provisions of any Trading Market on which any securities of the Company are listed or designated.
5.13. Financial Statements.
(a) Except as set forth in Schedule 5.13, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since October 1, 2008 (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. All agreements to which the Company is a party or to which the property or assets of the Company are subject which are required to be described in or filed as exhibits to an SEC Report, have been so described or filed.

(b) The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.
5.14. No Undisclosed Material Liabilities. Except as previously disclosed to Costa Brava and Griffin in writing, as of the date of this Agreement, there are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether interest-bearing indebtedness, or liabilities accrued, contingent, absolute, determined, determinable or otherwise, other than liabilities:
(a) reflected in the financial statements (including the footnotes thereto) included in the SEC Reports;
(b) disclosed on Schedule 5.14 hereto; or
(c) created under, or incurred in connection with, this Agreement or the other Transaction Documents; or
(d) immaterial liabilities incurred in the ordinary course of business, such as trade payables, subsequent to the financial statements included in the SEC Reports.
5.15. Litigation. Except as set forth in Schedule 5.15 or in the Company’s Annual Report on Form 10-K for the fiscal year ended October 3, 2010, under the captions “Legal Proceedings” and “Risk Factors.” There is no claim, action, suit, arbitration, investigation or other proceeding pending against, or to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries or any of their properties or, to the knowledge of the Company, any of their respective officers or directors before any court or arbitrator or any governmental body, agency or official, except as set forth on Schedule 5.15.
5.16. Taxes.
(a) Except as set forth on Schedule 5.16, the Company and each of its Subsidiaries have properly filed all federal, foreign, state, local, and other tax returns and reports which are required to be filed by it, which returns and reports were properly completed and are true and correct in all material respects, and all taxes, interest, and penalties due and owing have been timely paid. There are no outstanding waivers or extensions of time with respect to the assessment or audit of any tax or tax return of the Company or any Subsidiary, or claims now pending or matters under discussion between the Company or any Subsidiary and any taxing authority in respect of any tax of the Company. The Company has no uncertain tax positions pursuant to FASB Interpretation 48 (FIN 48), Accounting for Uncertainty in Income Taxes.

(b) The Company and its Subsidiaries have filed all material tax returns and reports (or timely extensions) as required by law relating to any material tax liability of Company and its Subsidiaries. Such returns and reports are true and correct in all material respects and the Company and its Subsidiaries have paid all material taxes and other assessments due. There are no pending, or to the knowledge of the Company and its subsidiaries, contemplated reviews, audits or proceedings with respect to any tax return, report or other tax liability of the Company or any of its Subsidiaries, which, in either case, relates to any material tax liability of the Company or any Subsidiaries.
5.17. Employee Matters.
(a) The Company has listed any “employee benefit plan” subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that it maintains for employees on Schedule 5.17(a).
(b) Except as set forth on Schedule 5.17(b) or as contemplated in the Employment Agreements, (i) no director or officer or other employee of the Company or any Subsidiary will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit (including any acceleration of vesting) or lapse of repurchase rights or obligations with respect to any employee benefit plan subject to ERISA or other benefit under any compensation plan or arrangement of the Company or any Subsidiary (each, an “Employee Benefit Plan”) solely as a result of the transactions contemplated in this Agreement; and (ii) no payment made or to be made to any current or former employee or director of the Company, or any of its Affiliates by reason of the transactions contemplated hereby (whether alone or in connection with any other event, including, but not limited to, a termination of employment) will constitute an “excess parachute payment” within the meaning of Section 280G of the Code.
(c) No executive officer, to the knowledge of the Company, is, or is now reasonably expected to be, in violation of any term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant with the Company, and, to the knowledge of the Company, the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any material liability with respect to any of the foregoing matters.

(d) The Company and its Subsidiaries, taken as a whole, are in compliance with all applicable federal, state, local and foreign statutes, laws (including, without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders and codes respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, except where the failure to comply would not have a Material Adverse Effect, and no work stoppage or labor strike against the Company or any Subsidiary is pending or, to their knowledge, threatened, nor is the Company or any Subsidiary involved in or, to their knowledge, threatened with any labor dispute, grievance or litigation relating to labor matters involving any current or former employees of the Company or any Subsidiary or independent contractors. There are no suits, actions, disputes, claims (other than routine claims for benefits), investigations or audits pending or, to the knowledge of the Company, threatened in connection with any Employee Benefit Plan, but excluding any of the foregoing which would not have a Material Adverse Effect. Each Employee Benefit Plan subject to the Patient Protection and Affordable Care Act, as modified by the Health Care and Education Reconciliation Act, and related regulations, has been operated in compliance therewith and is a “grandfathered health plan” as defined therein.
(e) No Key Employee of the Company (which includes all of the Company’s executive officers and John Leon) has advised the Company (orally or in writing) that he or she intends to terminate employment with the Company, nor does the Company have a present intention to terminate the employment of any officer or Key Employee.
5.18. Compliance with Laws. The Company and its Subsidiaries, taken as a whole, have, and are in material compliance with the terms of, all franchises, permits, licenses and other rights and privileges necessary to conduct the Company’s and each Subsidiary’s, taken as a whole, present and proposed business and is in compliance with and has not violated, in any material respect, any applicable provisions of any laws, statutes, ordinances or regulations or the terms of any judgments, orders, decrees, injunctions or writs.
5.19. Brokers. Except as set forth on Schedule 5.19, there is no investment banker, broker, finder, financial advisor or other Person which has been retained by or is authorized to act on behalf of the Company or any Subsidiary who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
5.20. Environmental Matters.
(a) (i) (i) No written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, threatened by any Person against, the Company or any Subsidiary, and no penalty has been assessed against the Company or any Subsidiary, in each case, with respect to any matters relating to or arising out of any Environmental Law; (ii) the Company and each Subsidiary is in compliance with all Environmental Laws except where the failure to comply would not have a Material Adverse Effect; and (iii) to the knowledge of the Company there are no liabilities of or relating to the Company or any Subsidiary relating to or arising out of any Environmental Law except such as would not have a Material Adverse Effect, and, to the knowledge of the Company, there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability.

(b) For purposes of this Agreement, the term “Environmental Laws” means federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits and governmental agreements relating to human health and the environment, including, but not limited to, Hazardous Materials; and the term “Hazardous Material” means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law including, but not limited to: (i) petroleum, asbestos, or polychlorinated biphenyls and (ii) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan.
5.21. Intellectual Property Matters.
(a) “Intellectual Property” means any and all of the following arising under the laws of the United States, any other jurisdiction or any treaty regime: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (iv) all trade secrets and confidential business information (including, without limitation, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (v) all computer software (including, without limitation, data and related documentation and except for any commercial “shrink-wrapped” software) and source codes (other than open source codes), (vi) all other proprietary rights, (vii) all copies and tangible embodiments of the foregoing (in whatever form or medium) and (viii) all licenses or agreements in connection with the foregoing. “Company Intellectual Property” means all Intellectual Property which is used in connection with, and is material to, the business of the Company or any Subsidiary and all Intellectual Property owned by the Company or any Subsidiary, provided that any Intellectual Property that is licensed by the Company or any Subsidiary shall be included within the meaning of Company Intellectual Property only within the scope of use by the Company or such Subsidiary or in connection with the Company’s or such Subsidiary’s business.
(b) Except as set forth on Schedule 5.21(b), with respect to each item of Company Intellectual Property that is material to the Company’s business:
(i)	The Company and each Subsidiary possesses all rights, titles and interests in and to the item if owned by the Company or any Subsidiary, as applicable, free and clear of any Encumbrance, license or other restriction, and possesses all rights necessary in the case of a licensed item to use such item in the manner in which it presently uses the item or reasonably contemplates using such item, and the Company or such Subsidiary, as applicable, has taken or caused to be taken reasonable and prudent steps to protect its rights in and to, and the validity and enforceability of, the item owned by the Company or such Subsidiary;

(ii)	the item if owned by the Company or any Subsidiary is not, and if licensed, to the knowledge of the Company or any Subsidiary is not, subject to any outstanding injunction, judgment, order, decree, ruling or charge naming the Company or a Subsidiary;
(iii)	no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the knowledge of the Company or any Subsidiary, has been or is being threatened which challenges the legality, validity, enforceability, use or ownership of the item;
(iv)	to the knowledge of the Company and each Subsidiary, the item if owned by the Company or a Subsidiary does not infringe upon any valid and enforceable Intellectual Property right or other right of any third party;
(v)	to the knowledge of the Company and each Subsidiary, no third party has infringed upon or misappropriated the Company’s intellectual property rights in the item;
(vi)	neither the Company nor any Subsidiary is party to any option, license, sublicense or agreement of any kind covering the item that it is in breach or default thereunder, and to the knowledge of the Company and no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration thereunder; and
(vii)	each option, license, sublicense or agreement of any kind covering the item is legal, valid, binding, enforceable and in full force and effect.
The Company has provided to the Holder Representative (as defined in the Notes) a list of all patents, copyrights, trademarks and services marks of the Company included in the Company Intellectual Property that are registered with or issued by or pending before the U.S. or any foreign patent, trademark or copyright office as of the date of the Initial Closing (the “IP Summary”). All registered patents, copyrights, trademarks and service marks included on the IP Summary (x) if owned by the Company or any Subsidiary and (y) if licensed, to the knowledge of the Company, are valid and subsisting and are not subject to any claims, Encumbrances, taxes or other fees except for periodic filing, annuity and maintenance fees. Except as set forth on the IP Summary, the Company and its Subsidiaries have not infringed upon or misappropriated any valid and enforceable Intellectual Property rights of third parties, and there is no pending or, to the knowledge of the Company, threatened claim or litigation against the Company or any Subsidiary contesting the right to use any third party’s Intellectual Property rights, asserting the misuse of any thereof, or asserting the infringement or other violation thereof.

(c) All domain names owned by the Company or its Subsidiaries, and material to the business of the Company and its Subsidiaries (the “Domain Names”) are listed on Schedule 5.21(c) and have been and are duly registered with GoDaddy.com, Inc. (“GoDaddy”) through GoDaddy’s registration procedures, and are operating, accessible Domain Names. The Company or a Subsidiary owns and has not waived or granted and, to the best of the Company’s knowledge and, as applicable, such Subsidiary’s knowledge, each prior owner of such Domain Names has not waived, forfeited or granted to any third parties, any rights, title or interest in or to the Domain Names including without limitation any benefits, entitlements or rights of renewal with respect to the Domain Names. GoDaddy has not notified the Company or any Subsidiary that any of the Domain Names have been placed on “hold” or are otherwise subject to a dispute or potential dispute pursuant to GoDaddy’s dispute resolution policy.
(d) None of the Key Employees of the Company or any Subsidiary are obligated under any contract (including, without limitation, licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of his or her reasonable diligence to promote the interests of the Company or such Subsidiary or that would conflict with the Company’s or such Subsidiary’s businesses as presently conducted. Neither the execution, delivery or performance of this Agreement, nor the carrying on of the Company’s or such Subsidiary’s businesses by the employees of the Company such Subsidiary, nor the conduct of the Company’s or such Subsidiary’s businesses as presently conducted, will violate or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant, or instrument under which any such Key Employee is obligated, and which violation, breach or default would be materially adverse to the Company.
(e) Except as set forth on Schedule 5.21(e), the Company has entered into confidentiality and proprietary information and assignment of inventions agreements, substantially in the form previously provided to Costa Brava and Griffin, with the executive officers of the Company. The Company is not aware of any violation by any such executive officers of such agreements.
(f) Except as set forth on Schedule 5.21(f), no stockholder, member, director, officer or employee of the Company or any Subsidiary has any interest, right, title or interest in any of the Company Intellectual Property.
(g) To the knowledge of the Company, it is not, nor will it be, necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company or a Subsidiary, except for valid and enforceable inventions, trade secrets or proprietary information that have been assigned to the Company or a Subsidiary.

(h) Except as set forth on Schedule 5.21(h), the Company and its Subsidiaries are not subject to any “open source” or Restrictive Open Source obligations or otherwise required to make generally available, or make any public disclosure of, any source code either used or developed by the Company or any Subsidiary.
(i) The Company and its Subsidiaries, taken as a whole, maintain policies and procedures regarding data security, privacy and data use that are commercially reasonable and, in any event, comply with the Company’s obligations to its customers and applicable laws, rules and regulations. To the knowledge of the Company, there have not been, and the transaction contemplated under this Agreement will not result in, any security breaches of any security policy, data use restriction or privacy breach under any such policies or any applicable laws, rules or regulations.
5.22. Related-Party Transactions. Except as contemplated in the Employment Agreements or as set forth on Schedule 5.22 or in the SEC Reports in the Company’s proxy statement for its September 27, 2009 annual meeting under the caption “Certain Relationships and Related Person Transactions — Related Party Transactions,” no stockholder who is known by the Company to beneficially own 5% or more (on a fully-diluted basis) of any class of equity securities, and no officer or director of the Company or any Subsidiary or member of his or her immediate family is currently indebted to the Company or any Subsidiary, nor is the Company or any Subsidiary indebted (or committed to make loans or extend or guarantee credit) to any of such individuals. Except as set forth on Schedule 5.22 hereto or in the SEC Reports under the caption “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters”, as of the date hereof, no stockholder known by the Company to beneficially own 5% or more (on a fully-diluted basis) of any class of equity securities, officer or director of the Company and no member of the immediate family of any stockholder known by the Company to beneficially owns 5% or more (on a fully-diluted basis) of any class of equity securities, officer or director of the Company, is a party to any contract with the Company.
5.23. Title to Property and Assets. Neither the Company nor any Subsidiary owns any real property. Except as set forth on Schedule 5.23 hereto, the Company and its Subsidiaries own or have legally enforceable rights to use or hold for use their personal property and assets free and clear of all Encumbrances except liens for taxes not yet due and payable, purchase-money security interests entered into in the ordinary course of business and such other Encumbrances, if any, that individually or in the aggregate, do not and would not detract from the value of any asset or property of the Company and its Subsidiaries or interfere with the use or contemplated use of any personal property of the Company and its Subsidiaries. With respect to any real property, neither the Company nor any Subsidiary is in violation in any material respect of any of its leases. All machinery, equipment, furniture, fixtures and other personal property that is material to the Company’s business and all buildings, structures and other facilities, if any, including, without limitation, office or other space used by the Company and its Subsidiaries in the conduct of their business and material to the Company’s business, are in good operating condition and fit for operation in the ordinary course of business (subject to normal wear and tear) except for any defects which will not interfere with the conduct of normal operations of the Company and its Subsidiaries. The Company has delivered to the Purchaser true and complete copies of any leases related to the real property used by the Company and its Subsidiaries in the conduct of their business.

5.24. Disclosure. The Company understands and confirms that the Purchasers will rely on the foregoing representations in effecting transactions in securities of the Company. No representation or warranty by the Company contained in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that the Purchasers do not make and have not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 4 hereof.
5.25. Absence of Changes. Since the date of the latest audited financial statements included in the SEC Reports, except as set forth in Schedule 5.25 or as contemplated by, or in connection with, this Agreement or the other Transaction Documents or the Employment Agreements, there has not been:
(a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company of any outstanding shares of its capital stock of the Company;
(b) any amendment of any term of any outstanding security of the Company;
(c) any transaction or commitment made, or any contract, agreement or settlement entered into, by (or judgment, order or decree affecting) the Company relating to its assets or business (including the acquisition or disposition of any material amount of assets) or any relinquishment by the Company or any Subsidiary of any contract or other right, other than transactions, commitments, contracts, agreements or settlements (excluding settlements of litigation and tax proceedings) in the ordinary course of business;
(d) any (A) grant of any severance or termination pay to (or amendment to any such existing arrangement with) any director, officer or employee of the Company or any Subsidiary, (B) entering into of any employment, deferred compensation, supplemental retirement or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary, (C) increase in, or accelerated vesting and/or payment of, benefits under any existing severance or termination pay policies or employment agreements or (D) increase in or enhancement of any rights or features related to compensation, bonus or other benefits payable to directors, officers or senior employees of the Company or any Subsidiary, in each case, other than in the ordinary course of business consistent with past practice; or
(e) any material tax election made or changed, any audit settled or any amended tax returns filed;
(f) any Material Adverse Effect or any event or events that individually or in the aggregate would have a Material Adverse Effect;

(g) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Company’s and its Subsidiaries’ properties or assets when taken as a whole;
(h) any sale, assignment or transfer, or any agreement to sell, assign or transfer, any material asset, liability, property, obligation or right of the Company to any Person, including, without limitation, the Purchasers and their Affiliates, in each case, other than in the ordinary course of business;
(i) any obligation or liability incurred, or any loans or advances made, by the Company to any of its Affiliates, other than expenses allowable in the ordinary course of business of the Company;
(j) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any material property, rights or assets other than in the ordinary course of business of the Company;
(k) any assignment, lease or other transfer or disposition, or any other agreement or arrangement therefor by the Company or any Subsidiary of any property or equipment having a value in excess of $50,000 except in the ordinary course of business;
(l) any waiver of any rights or claims of the Company or any Subsidiary, except for such waivers which would not have a Material Adverse Effect;
(m) any agreement or commitment by the Company or any Subsidiary to do any of the foregoing or any material transaction by the Company or any Subsidiary outside the ordinary course of business of the Company; or
(n) any lien upon, or adversely affecting, any property or other assets of the Company or any Subsidiary, except for such liens which would not have a Material Adverse Effect.
5.26. Illegal Payments. Neither the Company, any Subsidiary, nor, to the best knowledge of the Company, any director, officer, agent or employee of the Company or any Subsidiary has paid, caused to be paid, or agreed to pay, directly or indirectly, in connection with the business of the Company or such Subsidiary: (a) to any government or agency thereof, any agent or any supplier or customer, any bribe, kickback or other similar payment; (b) any contribution to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or as otherwise permitted by applicable law); or (c) intentionally established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.
5.27. Suppliers and Customers. Except as set forth in Schedule 5.27, the Company does not have any knowledge of any termination, cancellation or threatened termination or cancellation or limitation of, or any material dissatisfaction with, the business relationship between the Company or any Subsidiary and any material supplier, customer, vendor, customer or client.

5.28. Regulatory Permits. Except as set forth on Schedule 5.28, the Company and its Subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their businesses, taken as a whole, as they are currently being conducted (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.
5.29. Insurance. The Company and its Subsidiaries maintain the insurance policies set forth on Schedule 5.29. The Company carries directors and officers insurance coverage in the amount set forth on Schedule 5.29. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.
5.30. Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Securities, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
5.31. Securities and Exchange Act Requirements. The Company is required to file periodic and other reports with the Commission pursuant to Section 12(g) of the Exchange Act, and the Company has filed all such required reports with the Commission.
5.32. Accountants. Squar, Milner, Peterson, Miranda & Williamson, LLP (“Squar, Milner”), who expressed their opinion with respect to the consolidated financial statements included in the SEC Reports, are independent accountants as required by the Securities Act and the rules and regulations promulgated thereunder. There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and Squar Milner, and upon completion of the Initial Closing, the Company will be current with respect to any fees owed to such accounting firm.
5.33. Application of Takeover Protections. The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Charter Documents or the laws of its state of incorporation (including Section 203 of the Delaware General Corporation Law) that is or could become applicable to the Purchasers as a result of the Purchasers and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Securities and the Purchaser’s ownership of the Securities.
5.34. Stock Options. With respect to stock options issued pursuant to the Company’s Employee Benefit Plans (i) except as set forth on Schedule 5.34 hereto, each grant of a stock option was duly authorized no later than the date on which the grant of such stock option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Board of Directors (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents and (ii) each such grant was made in accordance with the material terms of the Employee Benefit Plans, the Securities Act and all other applicable laws and regulatory rules or requirements.

5.35. 2010 Nonqualified Stock Option Plan. The Board of Directors has adopted the 2010 Plan, a true and correct copy of which is attached as Exhibit D.
6. Conditions of Parties’ Obligations.
6.1. Conditions of the Purchasers’ Obligations at the Initial Closing and the Milestone Closing. The obligations of each of the Purchasers under Section 2 hereof are subject to the fulfillment, prior to the Initial Closing and the Milestone Closing, of all of the following conditions, any of which may be waived in whole or in part by such Purchaser severally in its absolute discretion.
(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement and in any certificate, if any, or other writing, if any, delivered by the Company pursuant hereto shall be true and correct (i) on and as of the Initial Closing Date with the same effect as though such representations and warranties had been made on and as of the Initial Closing Date (except to the extent expressly made as of an earlier date in which case as of such earlier date) and (ii) on and as of the Milestone Closing Date with the same effect as though such representations and warranties had been made on and as of the Milestone Closing Date (except to the extent expressly made as of an earlier date in which case as of such earlier date).
(b) Performance. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied by it on or before the applicable Closing.
(c) Qualification Under State Securities Laws. All registrations, qualifications, permits and approvals, if any, required under applicable state securities laws shall have been obtained for the lawful execution, delivery and performance of this Agreement or the other Transaction Documents, including without limitation the offer and sale of the Securities.
(d) Stockholders Agreement. The Company shall have entered into the Stockholders Agreement, in substantially the form attached as Exhibit E.
(e) Voting Agreement. Each of (i) the Company; and (ii) the Irvine Sensors Corporation Cash or Deferred & Stock Bonus Plan, shall have entered into the Voting Agreement, in substantially the form attached as Exhibit F.
(f) Security Agreement. The Company shall have entered into the Security Agreement, in substantially the form attached as Exhibit B.

(g) Supporting Documents. The Purchasers at each Closing shall have received the following:
(i)	A good standing certificate of the Company;
(ii)	An opinion from Dorsey & Whitney LLP, counsel to the Company, dated as of the date of the applicable Closing, in a form reasonably satisfactory to the Purchasers;
(iii)	Copies of resolutions of the Board of Directors, certified by the Secretary of the Company, authorizing and approving the execution, delivery and performance of the Transaction Documents and all other documents and instruments to be delivered pursuant hereto and thereto;
(iv)	Copy of the certificate of incorporation and by-laws of the Company, certified by the Secretary of the Company; and
(v)	A certificate of incumbency executed by the Secretary of the Company certifying the names, titles and signatures of the officers authorized to execute the Transaction Documents.
(vi)	A copy of the irrevocable original issue instructions that the Company has provided to the Company’s transfer agent, in a form reasonably acceptable to Costa Brava and Griffin, authorizing the issuance of the shares of Common Stock which each Purchaser is purchasing at the Initial Closing and in connection with the Bridge Note Conversion as set forth on Schedule I attached hereto, registered in the name of such Purchaser, against delivery to the Company by such Purchaser of a wire transfer in the amount of the Common Stock Purchase Price therefor as set forth on Schedule I and such Purchaser’s original Bridge Note.
(h) Consents and Waivers. The Company shall have obtained all consents or waivers necessary to execute and perform its obligations under this Agreement, the other Transaction Documents (including consents and waivers listed on Schedule 5.5) and, except for the Initial Closing, under the Amendment to the Certificate of Incorporation, to issue the Securities, and to carry out the transactions contemplated hereby and thereby. All corporate and other action and governmental filings necessary to effectuate the terms of this Agreement, the other Transaction Documents, the Amendment to the Certificate of Incorporation (with respect to the Milestone Closing), the Securities, and other agreements and instruments executed and delivered by the Company in connection herewith shall have been made or taken, and no Material Adverse Effect has occurred with respect to the operation of the Company’s business.
(i) Satisfaction of Obligations. Each of the Purchasers shall have simultaneously complied with their obligations under Section 2 hereof.

(j) Termination of Existing Agreements. Effective at each Closing: (i) any prior stockholder agreements, voting agreements, co-sale agreements, or agreements relating to rights of first offer, rights of first refusal or preemptive rights shall have been terminated and shall be of no further force and effect (other than rights of first refusal held by Longview Fund, L.P. and Alpha Capital Anstalt, as set forth on Schedule 5.10), and (ii) any prior registration rights agreements shall have been terminated and shall be of no further force and effect (other than with respect to the holders of Series B Preferred Stock, as set forth on Schedule 5.10).
(k) Employment Agreements. The Company shall have entered into Employment Agreements between the Company and: (i) John Carson as Vice Chairman and Chief Strategist; (ii) Bill Joll, as Chief Executive Officer and President; and (iii) John Stuart, as Chief Financial Officer, Senior Vice President and Secretary, in substantially the form attached as Exhibit G, Exhibit H and Exhibit I, respectively.
(l) No Material Adverse Effect. There shall have been no Material Adverse Effect with respect to the Company since the date of the latest audited balance sheet of the Company included in the SEC Reports.
(m) Directors and Officers Insurance. For the Company’s directors and officers insurance policy, policy number NY10DOL600109IV, with Navigators Insurance Company, the Company shall have received a waiver of section IX.E. of the policy from Navigators Insurance Company.
(n) Indemnification Agreement. The Company shall have entered into an Indemnification Agreement between the Company and each of the Costa Brava Directors and Griffin Directors in substantially the form attached as Exhibit J.
(o) Fees of Purchaser’s Counsel and Consultants. The Company shall have paid, in accordance with Section 12.8, the fees, expenses and disbursements of the Purchasers.
(p) Board Representation; Nomination of Chairman of the Board of Directors. The Company shall have increased the size of its Board of Directors to ten directors and taken all steps necessary so as to appoint immediately after the Initial Closing, Seth Hamot, Jay Scollins and Marcus Williams as representatives of Costa Brava to the Board of Directors (the “Costa Brava Directors”) and Chet White and Scott Reed as representatives from Griffin to the Board of Directors (“Griffin Directors”), each of whom will be reimbursed for costs and expenses for attending board meetings. The Company shall have taken all necessary steps to cause two current directors to resign from the Board of Directors immediately after the Initial Closing and to cause a majority of the four remaining directors to elect the five nominees of Costa Brava and Griffin immediately after the Initial Closing pursuant to Article III, Section 4 of the Company’s bylaws. The Company shall have taken all necessary steps to cause Seth Hamot to be appointed as Chairman of the Board of Directors immediately after the Initial Closing.
(q) No Default. No Default (as defined in the Notes) shall be continuing as of each Closing, after giving effect to the transactions contemplated to occur on each Closing.

(r) Compliance Certificates. The Company shall have provided to the Purchasers, a Compliance Certificate, executed by the Chief Executive Officer of the Company, dated as of the Closing, to the effect that the conditions specified in subsections (a) “Representations and Warranties”, (b) “Performance”, (c) “Qualification Under State Securities Laws”, (h) “Consents and Waivers”, (i) “Satisfaction of Obligations”, (j) “Termination of Existing Agreements” and (q) “No Default” of this Section 6.1 have been satisfied.
(s) Committees of the Board of Directors. The Company shall have taken all steps necessary to cause the Costa Brava Directors to have representation on all committees of the Board of Directors as soon as reasonably practicable after the Initial Closing and shall cause the Costa Brava Directors to make up all the members of the Nominating & Corporate Governance Committee immediately after the Initial Closing. Each committee will amend its charter, as necessary, to allow for such representation.
(t) Appointment of Officers. The Company shall have taken all steps necessary to, immediately after the Initial Closing: (i) change the title of John Carson to Vice Chairman and Chief Strategist; (ii) appoint Bill Joll as Chief Executive Officer and President; and (iii) appoint John Stuart as Chief Financial Officer, Senior Vice President and Secretary.
6.2. Additional Conditions of the Purchasers’ Obligations at the Milestone Closing. The obligations of each of the Purchasers under Section 2 hereof are subject to the fulfillment of all of the following conditions at the Milestone Closing, which shall be satisfied by April 30, 2010, in addition to the conditions specified in Section 6.1, any of which may be waived in whole or in part by such Purchaser severally in its absolute discretion.
(a) Amendment to Certificate of Incorporation. The Company: (i) shall have obtained stockholder approval to increase the amount of authorized shares of Common Stock to 500,000,000 or such alternative number as shall be approved by the Board of Directors; and (ii) shall have filed an amendment to its certificate of incorporation, which increases the number of authorized shares of Common Stock to 500,000,000 or such alternative number as shall be approved by the Board of Directors (the “Amendment to the Certificate of Incorporation”), with the Secretary of State of the State of Delaware and the Purchasers, shall have received confirmation from the Secretary of State of the State of Delaware reasonably satisfactory to them that such filing has occurred.
(b) Resolutions of the Board of Directors. The Purchasers shall have received copies of resolutions of the Board of Directors and the stockholders of the Company, certified by the Secretary of the Company, authorizing and approving the Amendment to the Certificate of Incorporation and the filing thereof with the Secretary of State of the State of Delaware.
(c) Optics 1, Inc. There shall have been no material adverse change regarding the Company’s relationship with Optics 1, Inc.

6.3. Conditions of the Company’s Obligations. The obligations of the Company under Section 2 hereof are subject to the fulfillment prior to or on each Closing of all of the following conditions, any of which may be waived in whole or in part by the Company.
(a) Covenants; Representations and Warranties. (i) Each of the Purchasers at the Closing shall have performed all of its obligations hereunder required to be performed by it at or prior to the Closing and (ii) the representations and warranties of each of the Purchasers at the Closing contained in this Agreement shall be true and correct at and as of the Closing as if made at and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date).
(b) Stockholders Agreement. Each of Costa Brava and Griffin shall have executed and delivered the Stockholders Agreement, in substantially the form attached as Exhibit E.
(c) Security Agreement. The Holder Representative (as defined in the Notes) shall have executed and delivered the Security Agreement, in substantially the form attached as Exhibit B.
6.4. Conditions of Each Party’s Obligations. The respective obligations of each party to consummate the transactions contemplated hereunder are subject to the parties being reasonably satisfied as to the absence of (a) litigation challenging or seeking damages in connection with the transactions contemplated by this Agreement, any of the other Transaction Documents or the Amendment to the Certificate of Incorporation, and (b) any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, entered, issued or deemed applicable to this Agreement or the transactions contemplated hereby (or in the case of any statute, rule or regulation, awaiting signature or reasonably expected to become law), by any court, government or governmental authority or agency or legislative body, domestic, foreign or supranational, that would, or would reasonably be expected to, prohibit or enjoin the transactions contemplated by this Agreement.
7. Transfer Restrictions; Restrictive Legend.
7.1. Transfer Restrictions. Each Purchaser understands that the Company may, as a condition to the transfer of any of the Securities, require that the request for transfer be accompanied by an opinion of counsel reasonably satisfactory to the Company, to the effect that the proposed transfer does not result in a violation of the Securities Act, unless such transfer is covered by an effective registration statement or by Rule 144 or Rule 144A under the Securities Act; provided, however, that an opinion of counsel shall not be required for a transfer by a Purchaser that is (A) a partnership transferring to its partners or former partners in accordance with partnership interests, (B) a corporation transferring to a wholly owned subsidiary or a parent corporation that owns all of the capital stock of the Purchaser, (C) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company, (D) an individual transferring to the Purchaser’s family member or trust for the benefit of an individual Purchaser, or (E) transferring its Securities to any Affiliate of the Purchaser, in the case of an institutional investor, or other

Person under common management with such Purchaser; provided, further, that (i) the transferee in each case agrees to be subject to the restrictions in this Section 7 and provides the Company with a representation letter containing substantially the same representations and warranties set forth in Section 4 hereof, (ii) the Company satisfies itself that the number of transferees is sufficiently limited and (iii) in the case of transferees that are partners or limited liability company members, the transfer is for no consideration. It is understood that the certificates evidencing any Securities may bear substantially the following legends (in addition to any other legends as legal counsel for the Company deems necessary or advisable under the applicable state and federal securities laws or any other agreement to which the Company is a party):
“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A OF SUCH ACT.”
7.2. Unlegended Certificates. The Company shall be obligated to reissue promptly unlegended certificates at the request of any holder thereof if the holder shall have obtained an opinion of counsel reasonably acceptable to the Company to the effect that, or the Company is otherwise satisfied that, the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.
8. Registration, Transfer and Substitution of Certificates for Shares.
8.1. Stock Register; Ownership of Securities. The Company will keep at its principal office a register in which the Company will provide for the registration of transfers of the Securities (except with respect to the Common Stock, the register of which is kept by the Company’s transfer agent). The Company may treat the Person in whose name any of the Securities are registered on such register as the owner thereof and the Company shall not be affected by any notice to the contrary. All references in this Agreement to a “holder” of any Securities shall mean the Person in whose name such Securities are at the time registered on such register.
8.2. Replacement of Certificates. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing Securities, and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Company or, in the case of any such mutilation, upon surrender of such certificate for cancellation at the office of the Company maintained pursuant to Section 8.1 hereof, the Company at its expense will execute and deliver, in lieu thereof, a new certificate representing Securities of like tenor.
9. Definitions. Unless the context otherwise requires, the terms defined in this Section 9 shall have the meanings specified for all purposes of this Agreement.

Except as otherwise expressly provided, all accounting terms used in this Agreement, whether or not defined in this Section 9, shall be construed in accordance with GAAP. If and so long as the Company has one or more Subsidiaries, such accounting terms shall be determined on a consolidated basis for the Company and each of its Subsidiaries, and the financial statements and other financial information to be furnished by the Company pursuant to this Agreement shall be consolidated and presented with consolidating financial statements of the Company and each of its Subsidiaries.
“2006 Incentive Plan” has the meaning assigned to it in Section 5.1 hereof.
“2010 Omnibus Plan” has the meaning assigned to it in Section 5.1(a) hereof.
“2010 Plan” means the 2010 Nonqualified Stock Option Plan in the form attached hereto as Exhibit D.
“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.
“Agreement” has the meaning assigned to it in the introductory paragraph hereof.
“Amendment to the Certificate of Formation” has the meaning assigned to it in Section 6.2(a).
“Board of Directors” has the meaning assigned to it in Section 3.1 hereof.
“Bridge Closings” has the meaning assigned to it in the recitals hereof.
“Bridge Conversion Documents” has the meaning assigned to it Section 3.4 hereof.
“Bridge Financing” has the meaning assigned to it in the recitals hereof.
“Bridge Note Conversion” has the meaning assigned to it in the recitals hereof.
“Bridge Note Holder” has the meaning assigned to it in the recitals hereof.
“Bridge Notes” has the meaning assigned to it in the recitals hereof.
“Bridge Notice” has the meaning assigned to it in Section 3.4 hereof.
“Charter Documents” has the meaning assigned to it in Section 5.8 hereof.
“Closing” has the meaning assigned to it in Section 3.1 hereof.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commission” means the Securities and Exchange Commission.
“Commitment Amount” has the meaning assigned to it in the recitals hereof.

“Common Stock” has the meaning assigned to it in Section 1 hereof.
“Common Stock Purchase Price” has the meaning assigned to it in Section 2 hereof.
“Company” has the meaning assigned to it in the introductory paragraph.
“Company Intellectual Property” has the meaning assigned to it in Section 5.21(a) hereof.
“Conversion Shares” has the meaning assigned to it in Section 1 hereof.
“Costa Brava” has the meaning assigned to it in the introductory paragraph.
“Costa Brava Directors” has the meaning assigned to it in Section 6.1(p).
“Disclosure Schedule” has the meaning assigned to it in Section 5 hereof.
“Domain Names” has the meaning assigned to it in Section 5.21(c) hereof.
“Employee Benefit Plan” has the meaning assigned to it in Section 5.17(b) hereof.
“Employment Agreements” means the Employment Agreements in substantially the forms attached hereto as Exhibit G, Exhibit H, and Exhibit I.
“Encumbrances” has the meaning assigned to it in Section 5.2 hereof.
“Environmental Laws” has the meaning assigned to it in Section 5.20(b) hereof.
“ERISA” has the meaning assigned to it in Section 5.17(a) hereof.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“GAAP” means U.S. generally accepted accounting principles consistently applied.
“GoDaddy” has the meaning assigned to it in Section 5.21(c) hereof.
“Governmental Entity” means any national, federal, state, municipal, local, territorial, foreign or other government or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal.
“Griffin” has the meaning assigned to it in the introductory paragraph.
“Griffin Directors” has the meaning assigned to it in Section 6.1(p) hereof.
“Hazardous Material” has the meaning assigned to it in Section 5.20(b) hereof.

“Holder Representative” has the meaning assigned to it in Section 1 hereof.
“Indemnification Agreement” means the Indemnification Agreement in substantially the form attached hereto as Exhibit J.
“Initial Closing” has the meaning assigned to it in Section 3.1 hereof.
“Initial Closing Date” has the meaning assigned to it in Section 3.1 hereof.
“Intellectual Property” has the meaning assigned to it in Section 5.21(a) hereof.
“IP Summary” has the meaning assigned to it in Section 5.21(b) hereof.
“Key Employee” has the meaning assigned to it in Section 5.17(e) hereof.
“Knowledge” by a Person of a particular fact or other matter means the following: (a) if the Person is an individual, that such individual is actually aware or reasonably should be aware by virtue of such person’s office, of such fact or other matter; and (b) if the Person is an Entity, any executive officer of such Person is actually aware of such fact or other matter.
“Material Adverse Effect” means any (i) adverse effect on the issuance or validity of the Securities or the transactions contemplated hereby or on the ability of the Company to perform its obligations under this Agreement or the other Transaction Documents, or (ii) material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business or operations of the Company and its Subsidiaries taken as a whole.
“Material Contract” means all written and oral contracts, agreements, deeds, mortgages, leases, subleases, licenses, instruments, notes, commitments, commissions, undertakings, arrangements and understandings (i) which by their terms involve, or would reasonably be expected to involve, aggregate payments by or to the Company during any twelve month period in excess of $50,000, (ii) the breach of which by the Company or any of its Subsidiaries would reasonably be expected to have a Material Adverse Effect or (iii) which are required to be filed as exhibits by the Company with the SEC pursuant to Items 601(b)(4) and 601(b)(10) of Regulation S-K promulgated by the SEC.
“Material Permits” has the meaning assigned to it in Section 5.28 hereof.
“Milestone Closing” has the meaning assigned to it in Section 3.2 hereof.
“Milestone Closing Date” has the meaning assigned to it in Section 3.2 hereof.
“Milestone Conditions” has the meaning assigned to it in Section 3.2 hereof.
“Milestone Note Purchase Price” has the meaning assigned to it in Section 2 hereof.
“Milestone Notes” has the meaning assigned to it in Section 3.2 hereof.
“Note Purchase Price” has the meaning assigned to it in Section 2 hereof.

“Notes” has the meaning assigned to it in Section 1 hereof.
“Person” means and includes all natural persons, corporations, business trusts, associations, companies, partnerships, joint ventures, limited liability companies and other entities and governments and agencies and political subdivisions.
“Preferred Stock” has the meaning assigned to it in Section 5.1 hereof.
“Purchaser” and “Purchasers” have the meaning assigned to them in the introductory paragraph of this Agreement and shall include any Affiliates of the Purchasers.
“Restrictive Open Source” means any software licensed under terms potentially requiring any of the following if such software were used in combination with, distributed as a component of or with, or used in connection with the development of, Company software: (i) the licensing or distribution of any Company software source code to anyone, (ii) the prohibition or restriction of receipt of payment or other consideration in connection with sublicensing or distributing any Company software, (iii) except as specifically permitted by applicable law, the licensing of or acquiescence to the decompilation, disassembly, or reverse engineering of any Company software, (iv) the contribution of any Company software to the public domain, or (v) the licensing of or acquiescence to, the use of any Company software by any persons other than a Group Company for the purpose of making derivative works.
“SEC Reports” has the meaning assigned to it in Section 5.13(a) hereto.
“Securities” has the meaning assigned to it in Section 1 hereof.
“Series A-1 Preferred Stock” has the meaning assigned to it in Section 5.1(a) hereof.
“Series A-2 Preferred Stock” has the meaning assigned to it in Section 5.1(a) hereof.
“Series B Preferred Stock” has the meaning assigned to it in Section 5.1(a) hereof.
“Series C Preferred Stock” has the meaning assigned to it in Section 5.1(a) hereof.
“Squar, Milner” has the meaning assigned to it in Section 5.32 hereof.
“Stockholders Agreement” means the Stockholders Agreement in substantially the form attached hereto as Exhibit E.
“Subsidiary” means any corporation, association trust, limited liability company, partnership, joint venture or other business association or entity (i) at least 50% of the outstanding voting securities of which are at the time owned or controlled directly or indirectly by the Company or (ii) with respect to which the Company possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management of such Person.
“Total Bridge Note Amount” has the meaning assigned to it in the recitals hereof.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board.
“Transaction Documents” means this Agreement, the Stockholders Agreement, the Voting Agreement, and the Security Agreement.
“Voting Agreement” means the Voting Agreement in substantially the form attached hereto as Exhibit F.
10. Enforcement.
10.1. Cumulative Remedies. None of the rights, powers or remedies conferred upon the Purchasers on the one hand or the Company on the other hand shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy, whether conferred by this Agreement, any of the other Transaction Documents or now or hereafter available at law, in equity, by statute or otherwise.
10.2. No Implied Waiver. Except as expressly provided in this Agreement, no course of dealing between the Company and the Purchasers or any other holder of shares of Common Stock and no delay in exercising any such right, power or remedy conferred hereby or by any of the other Transaction Documents or now or hereafter existing at law in equity, by statute or otherwise, shall operate as a waiver of, or otherwise prejudice, any such right, power or remedy.
11. Confidentiality. Except as otherwise agreed in writing by the Company, each Purchaser agrees that it will use reasonable care to keep confidential and not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of the Transaction Documents (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 12 by such Purchaser), (b) is or has been independently developed or conceived by such Purchaser without use of the Company’s confidential information, (c) is or has been made known or disclosed to such Purchaser by a third party without a breach of any obligation of confidentiality such third party may have to the Company or (d) was known to such Purchaser prior to disclosure to such Purchaser by the Company; provided, however, that such Purchaser may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company provided that such Purchaser informs such person that such information is confidential and directs such person to maintain the confidentiality of such information; (ii) to any prospective purchaser of any Securities from such Purchaser, if such prospective purchaser agrees to be bound by the provisions of this Section 12; (iii) to any Affiliate, partner, member, stockholder or advisor of such Purchaser in the ordinary course of business, provided that such Purchaser informs such person that such information is confidential and directs such person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that such Purchaser promptly notifies the Company of such disclosure and, if requested by the Company, reasonably cooperates with the Company at the Company’s expense to minimize the extent of any such required disclosure. Notwithstanding anything to the contrary herein, the confidentiality obligations of this Section 12 shall survive the termination of this Agreement.

12. Miscellaneous.
12.1. Waivers and Amendments. Upon the approval of the Company and the written consent of a Purchaser, the obligations of the Company and the rights of such Purchaser under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely). Neither this Agreement, nor any provision hereof, maybe changed, waived, discharged or terminated orally or by course of dealing, but only by an instrument in writing executed by the Company and the holders of a majority of the shares of Common Stock issued in all of the Closings, including all such shares issuable upon conversion of the Notes and Milestone Notes.
12.2. Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (a) when delivered, if delivered personally, (b) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid; (c) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, or (d) when receipt is acknowledged, in the case of facsimile, in each case to the intended recipient as set forth below:
If to Costa Brava, at its address set forth on Schedule I hereto with a copy to:
Ropes & Gray LLP
One International Place
Boston, MA 02110
Attention: Jeffrey Katz
Facsimile No.: (617) 235-0617
If to Griffin, at its address set forth on Schedule I hereto
If to the Company:
Irvine Sensors Corporation
3001 Red Hill Avenue
Building 4, Suite 108
Costa Mesa, CA 92626
Attention: John J. Stuart, Jr.
Facsimile No.: (714) 444-8773
with a copy to:
Dorsey & Whitney LLP
38 Technology Drive, Suite 100
Irvine, CA 92618
Attention: Ellen Bancroft, Esq.
Facsimile No: (949) 932-3601

or at such other address as the Company or the Purchasers each may specify by written notice to the other parties hereto in accordance with this Section 12.2.
12.3. Indemnification. The Company shall indemnify, save and hold harmless each Purchaser and its directors, officers, employees, partners, representatives and agents from and against (and shall promptly reimburse such indemnified persons for) any and all liability, loss, cost, damage, reasonable attorneys’ and accountants’ fees and expenses, court costs and all other out-of-pocket expenses incurred in connection with or arising from claims, actions, suits, proceedings or similar claims by any Person or entity (other than such Purchaser) associated or relating to the execution, delivery and performance of this Agreement, any of the other Transaction Documents or the transactions contemplated hereby or thereby or the exercise by such Purchaser of its rights thereunder. This indemnification provision shall be in addition to the rights of each Purchaser to bring an action against the Company for breach of any term of this Agreement or the other Transaction Documents.
12.4. No Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
12.5. Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto, the successors and permitted assigns of each Purchaser and the successors of the Company, whether so expressed or not. None of the parties hereto may assign its rights or obligations under Section 2 hereof without the prior written consent of the Company, except that each Purchaser may, without the prior consent of the Company, assign its rights to purchase the Securities hereunder to any of its Affiliates (provided such Affiliate agrees to be bound by the terms of this Agreement and makes the same representations and warranties set forth in Section 4 hereof). This Agreement shall not inure to the benefit of or be enforceable by any other Person.
12.6. Headings. The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.
12.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of law principles.

12.8. Expenses.
(a) Upon consummation of each Closing pursuant to this Agreement or in the event that the Company elects to terminate this Agreement, the Company shall pay, reimburse and hold the Purchasers harmless from liability for the payment of all reasonable fees and expenses incurred by them in connection with the preparation and negotiation of the Transaction Documents and the consummation of the transactions contemplated hereby. The reasonable fees and expenses of the Purchasers may include, without limitation:
(i)	the reasonable fees and expenses of counsel, consultants and accountants and out of pocket expenses, including diligence and travel expenses, of the Purchasers arising in connection with the preparation, negotiation and execution of the Transaction Documents and the consummation of the transactions contemplated thereby,
(ii)	the fees and expenses incurred with respect to any amendments to the Transaction Documents proposed by the Company (whether or not the same become effective),
(iii)	the fees and expenses incurred in connection with any requested waiver of the right of any holder of Securities or the consent of any holder of Securities to contemplated acts of the Company not otherwise permissible by the terms of the Transaction Documents,
(iv)	stamp and other taxes, excluding income taxes, which may be payable with respect to the execution and delivery of the Transaction Documents or the Amendment to the Certificate of Incorporation, or the issuance, delivery or acquisition of the Securities, and
(v)	all costs of the Company’s performance and compliance with the Transaction Documents and the Amendment to the Certificate of Incorporation.
12.9. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of New York, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.2 shall be deemed effective service of process on such party.

12.10. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE PURCHASERS AND THE COMPANY HEREBY WAIVE AND COVENANT THAT NEITHER THE COMPANY NOR THE PURCHASERS WILL ASSERT, ANY RIGHT TO TRIAL BY JURY ON ANY ISSUE IN ANY PROCEEDING, WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE, IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, ANY OTHER AGREEMENT OR THE SUBJECT MATTER HEREOF OR THEREOF OR IN ANY WAY CONNECTED WITH, RELATED OR INCIDENTAL TO THE DEALINGS OF THE PURCHASERS AND THE COMPANY HEREUNDER OR THEREUNDER, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN TORT OR CONTRACT OR OTHERWISE. The Company acknowledges that it has been informed by the Purchasers that the provisions of this Section 12.10 constitute a material inducement upon which the Purchasers are relying and will rely in entering into this Agreement. Any Purchaser or the Company may file an original counterpart or a copy of this Section 12.10 with any court as written evidence of the consent of the Purchasers and the Company to the waiver of the right to trial by jury.
12.11. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts (including counterparts delivered by facsimile or other electronic format) shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.
12.12. Entire Agreement. The Transaction Documents contain the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and such agreements supersede and replace all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and thereof.
12.13. Severability. If any provision of this Agreement shall be found by any court of competent jurisdiction to be invalid or unenforceable, the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable. Such provision shall, to the maximum extent allowable by law, be modified by such court so that it becomes enforceable, and, as modified, shall be enforced as any other provision hereof, all the other provisions hereof continuing in full force and effect.
12.14. Exculpation Among Purchasers; Attorney. Each Purchaser acknowledges that it is not relying upon any Person, firm or corporation, other than the Company and its officers, in making its investment or decision to invest in the Company. Each Purchaser agrees that no Purchaser nor the respective controlling persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Securities. Each Purchaser, other than Costa Brava, acknowledges and agrees that Ropes & Gray LLP is only representing Costa Brava in connection with the transactions contemplated hereby and is not representing any other Purchaser. Each Purchaser, acknowledges and agrees that Dorsey & Whitney LLP is only representing the Company and is not representing any Purchaser or any other Person in connection with the transactions contemplated hereby.
[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed as of the day and year first written above.

THE COMPANY

IRVINE SENSORS CORPORATION

By:	/s/ John C. Carson

	Name:	John C. Carson
	Title:	President & CEO
Securities Purchase Agreement

THE PURCHASERS

COSTA BRAVA PARTNERSHIP III L.P.

By:	Roark, Rearden & Hamot, LLC,
its General Partner

By:	/s/ Seth W. Hamot

	Name:	Seth W. Hamot
	Title:	President

THE GRIFFIN FUND LP

By:	Griffin Partners, LLC,
its General Partner

By:	/s/ Chester White

	Name:	Chester White
	Title:	Managing Partner
Securities Purchase Agreement

SCHEDULE I
Initial Closing and Milestone Closing

	Shares of	Common
	Common	Stock
	Stock	Purchase		Milestone Note
	Purchased	Price	Note Purchase	Purchase Price
	(Initial	(Initial	Price	(Milestone
Purchaser	Closing)	Closing)	(Initial Closing)	Closing)

Costa Brava Partnership III LP. 222 Berkeley Street, 17th floor Boston, MA 02116 Attention: Seth Hamot Fax: (617) 267-6785	39,522,857	$2,766,600	$5,933,400	$900,000

The Griffin Fund LP c/o Griffin Partners, LLC 447 Battery Street, Suite 230 San Francisco, CA 94111 Attention: Chet White Fax: (415) 986-2214	12,265,714	$858,600	$1,841,400	$300,000
Initial Bridge Closing

			Shares of	Principal
	Principal	Accrued	Common Stock	Amount of Note
	Amount of	Interest of	Received after	Received After
Purchaser	Bridge Notes	Bridge Notes	Conversion	Conversion

Costa Brava Partnership III LP. 222 Berkeley Street, 17th floor Boston, MA 02116 Attention: Seth Hamot Fax: (617) 267-6785	$289,300	$1,499.07	1,321,058	$198,324.96

The Griffin Fund LP c/o Griffin Partners, LLC 447 Battery Street, Suite 230 San Francisco, CA 94111 Attention: Chet White Fax: (415) 986-2214	$289,300	$1,156.60	1,319,502	$198,091.40
Securities Purchase Agreement